Exhibit 99.1

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Reports Fourth Quarter and

Fiscal 2012 Results

CINCINNATI, Ohio — July 25, 2012 — Frisch’s Restaurants, Inc. (NYSE MKT: FRS) reported revenue from continuing operations of $205,082,827 for the fiscal year ended May 29, 2012, with those revenues rising $3,365,931, or 1.7%, from $201,716,896 in the prior year. Net earnings from continuing operations for the year declined 18.3% to $5,801,540 compared to $7,104,556 last year. Diluted earnings per share from continuing operations decreased to $1.17 per share, from $1.40 per share last year. The decline in earnings from continuing operations in contrast to the revenue increase resulted in part from the fourth quarter impairment of a Big Boy location which is being closed.

On May 16, 2012, the Company closed on the sale of its Golden Corral restaurant operations to Golden Corral Corporation, consisting of the assets of 29 restaurants. The Company recorded a pretax loss on the sale of $5,590,000 ($5,256,000 in the fourth quarter) during the year ended May 29, 2012. In addition, the Company had previously closed six under- performing Golden Corral restaurants in August 2011 which resulted in a non-cash pretax asset impairment charge of $4,000,000 recorded in the first quarter 2012. Additional pre-tax impairment charges on the six closed stores were taken in the third quarter ($94,000) and the fourth quarter ($294,000) totaling ($388,000). The results of operations of Golden Corral, along with the above described loss on the sale and the impairment charges, are presented as discontinued operations in the consolidated financial statements. The loss from discontinued operations, net of tax, was ($3,653,329) for the fiscal year ended May 29, 2012 versus earnings of $2,368,033 in the prior year.

For the fourth quarter of fiscal 2012, revenue from continuing operations was essentially flat at $47,499,363 versus $47,835,560 in the prior year. Earnings from continuing operations in the fourth quarter were $1,566,470 compared to $1,798,949 in the prior year. The fourth quarter of fiscal 2012 includes credits to income tax expense to reflect the actual effective tax rate for the year.

Craig F. Maier, President and Chief Executive Officer, commented on the results, “We completed a momentous year on a high note with the completion of the sale of our Golden Corral business. We believe this restructuring of our business will contribute to enhanced value for our shareholders. In addition, our Big Boy concept continues to generate solid profits and cash flow as we move into our new fiscal year.”

The company opened one new Big Boy restaurant in July 2011, in our first quarter and a second restaurant in October in our second quarter. For the fiscal year we closed four Big Boy units. Frisch’s currently operates 93 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees.

[See attached Financial Statements]

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Quarter ended
	May 29, 2012	May 31, 2011	May 29, 2012		May 31, 2011
Sales	$205,083	$201,717	$47,500		$47,836

Cost of sales
Food and paper	69,042	66,349	15,817		16,186
Payroll and related	72,370	71,491	16,619		16,757
Other operating costs	42,156	41,241	9,472		9,709

	183,568	179,081	41,908		42,652

Gross profit	21,515	22,636	5,592		5,184

Administrative and advertising	13,379	12,517	3,049		2,603
Franchise fees and other revenue	(1,322)	(1,324)	(328)		(319)
(Gain) loss on sale of assets	(200)	40	(9)		40
Impairment of long lived assets	1,229	—	901		—

Operating profit	8,429	11,403	1,979		2,860

Interest expense	1,414	1,582	278		355

Earnings from continuing operations before income taxes	7,015	9,821	1,701		2,505

Income taxes	1,214	2,716	135	(1)	706

Earnings from continuing operations	5,801	7,105	1,566		1,799

(Loss) earnings from discontinued operations, net of tax	(3,653)	2,368	(2,745	)(1)	592

NET (LOSS) EARNINGS	$2,148	$9,473	$(1,179)		$2,391

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$1.18	$1.41	$0.32		$0.36
(Loss) earnings from discontinued operations	$(0.74)	$0.47	$(0.56)		$0.12

Basic net (loss) earnings per share	$0.44	$1.88	$(0.24)		$0.48

Diluted net earnings per share:
Earnings from continuing operations	$1.17	$1.40	$0.31		$0.36
(Loss) earnings from discontinued operations	$(0.74)	$0.47	$(0.55)		$0.12

Diluted net (loss) earnings per share	$0.43	$1.87	$(0.24)		$0.48

Diluted average shares outstanding	4,952	5,068	4,986		4,979

Depreciation included in continuing operations	$10,273	$9,933	$2,424		$2,373

Opening expense included in continuing operations	$398	$1,073	$—		$91

(1)	The fourth quarter of fiscal 2012 includes credits to income tax expense to reflect the actual effective tax rate for the year, which was impacted by an impairment and other charges.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 29, 2012	May 31, 2011
Assets
Current assets
Cash and equivalents	$49,455	$2,316
Receivables	1,683	1,997
Inventories	5,590	4,940
Other current assets	3,010	4,372
Current assets of discontinued operations	190	1,235

	59,928	14,860

Property and equipment
Net property and equipment of continuing operations	102,139	106,657
Property and equipment assets of discontinued operations	—	66,265

	102,139	172,922

Other assets
Goodwill & other intangible assets	777	792
Property held for sale and land investments	11,484	3,845
Deferred income taxes and other	5,641	3,163
Other assets of discontinued operations	—	445

	17,902	8,245

	$179,969	$196,027

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$6,293	$10,035
Accrued expenses	7,342	8,779
Other	7,857	8,801
Current liabilities of discontinued operations	683	1,485

	22,175	29,100
Long-term obligations
Long-term debt	14,446	22,573
Other long-term obligations	21,623	15,459
Long term obligations of discontinued operations	—	3,367

	36,069	41,399

Shareholders’ equity	121,725	125,528

	$179,969	$196,027